Ex. T3A.51
CERTIFICATE OF INCORPORATION

OF

Uno of Henrietta, Inc.

__________________

Under Section 402 of the Business Corporation Law

The undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST:  The name of the corporation is Uno of Henrietta, Inc.

SECOND:  The corporation is formed for the following purpose or purposes:
To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

THIRD:  The office of the corporation is to be located in the County of New York, State of New York.

FOURTH:  The aggregate number of shares which the corporation shall have authority to issue is 100, all of which are without par value, and all of which are of the same class.

FIFTH:  The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served.  The post office address within [out]— the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

The Prentice-Hall Corporation System, Inc.
15 Columbus Circle
New York, New York  10023-7773

SIXTH:  The duration of the corporation is to be perpetual.

SEVENTH:  Each share of the corporation shall entitle the holder thereof to a preemptive right, for a period of thirty days, to subscribe for, purchase, or otherwise acquire any shares of the same class of the corporation or any equity and/or voting shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of the same class of the corporation or of equity and/or voting shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of the same class of the corporation or equity and/or voting shares of any class of the corporation, whether now or hereafter authorized or created, whether having unissued or treasury status, and whether the proposed issue, reissue, transfer, or grant is for cash, property, or any other lawful consideration or is to be made in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law; and after the expiration or said thirty days, any and all of such shares, rights, options, bonds, securities, or obligations of the corporation may be issued, reissued, transferred, or granted by the Board of Directors, as the case may be, to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine.  The terms “equity shares” and “voting shares” shall have the meaning respectively ascribed to them by the Business Corporation Law.  The manner of notice and the method of apportionment of any preemptive right to each shareholder, and the manner of disposal of any such preemptive right which is not exercised by any such shareholder, shall be governed by the provisions of Section 622 of the Business Corporation Law.

EIGHTH:  The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

NINTH:  The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may he amended and supplemented.

Subscribed and affirmed by me as true under the penalties on June 8, 1994.

  /S/ Beth-Jean McCurdy
Beth-Jean McCurdy, Incorporator
84 State Street
Boston, Massachusetts  02109